Exhibit 99.1
ATLANTIC AMERICAN CORPORATION REPORTS
SECOND QUARTER RESULTS FOR 2023;
DECLARES ANNUAL DIVIDEND

ATLANTA, Georgia, August 8, 2023 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the three month period ended June 30, 2023 of $1.7 million, or $0.08 per diluted share, as compared to net loss of $1.7 million, or $0.09 per diluted share, for the comparable period in 2022.  For the six month period ended June 30, 2023, the Company reported net income of $0.3 million, or nil per diluted share, as compared to net income of $1.2 million, or $0.05 per diluted share, for the comparable period in 2022.  The increase in net income for the three month period ended June 30, 2023 was primarily the result of a $5.4 million increase in unrealized gains on equity securities due to appreciation in market values in addition to more favorable loss experience in the life and health operations, from the comparable period in 2022. The decrease in net income for the six month period ended June 30, 2023 was primarily attributable to ancillary costs related to implementation of the new actuarial valuation system, coupled with an increase in administrative costs related to the growth in the group lines of business within the life and health operations.

Operating income (as defined below) decreased $1.2 million in the three month period ended June 30, 2023 from the three month period ended June 30, 2022.  For the six month period ended June 30, 2023, operating income decreased $2.2 million from the comparable period in 2022.  The decrease in operating income for the three and six months period ended June 30, 2023 was primarily attributable to ancillary costs related to implementation of the new actuarial valuation system, coupled with an increase in administrative costs related to the growth in the group lines of business within the life and health operations, as mentioned above.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “Overall we are quite pleased with our second quarter results and excited to report that our subsidiary, Atlantic Capital Life Assurance Company, has expanded its footprint into additional states.  Furthermore, the Worksite division has enjoyed a steady pace of premium growth and we believe the division is well positioned to have a successful open enrollment season.  Although inflationary pressures have impacted claims within our property and casualty operations, we remain profitable and optimistic about the future. Accordingly, the Board of Directors recently approved the Company’s annual dividend of $0.02 per share, which is payable on September 12, 2023 to shareholders of record on August 22, 2023.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Bankers Fidelity Assurance Company and Atlantic Capital Life Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). We define operating income (loss) as net income (loss) excluding: (i) income tax expense (benefit); (ii) realized investment gains, net; and (iii) unrealized (gains) losses on equity securities, net.  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense (benefit), which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including the Company’s ability to remediate the identified material weakness in its internal control over financial reporting and those other risks and uncertainties detailed in statements and reports that Atlantic American Corporation files from time to time with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; In thousands, except per share data)	2023	2022	2023	2022
Insurance premiums
Life and health	$28,180	$28,296	$57,069	$58,034
Property and casualty	17,880	18,769	35,091	36,112
Insurance premiums, net	46,060	47,065	92,160	94,146

Net investment income	2,559	2,529	5,100	4,869
Realized investment gains (losses), net	70	(62)	70	(72)
Unrealized gains (losses) on equity securities, net	494	(4,866)	(1,881)	(2,673)
Other income	5	3	8	7

Total revenue	49,188	44,669	95,457	96,277

Insurance benefits and losses incurred
Life and health	15,817	18,713	33,617	39,404
Property and casualty	13,548	14,040	26,208	24,518
Commissions and underwriting expenses	12,848	10,215	25,766	23,051
Interest expense	807	414	1,557	768
Other expense	3,951	3,402	7,910	6,855

Total benefits and expenses	46,971	46,784	95,058	94,596

Income (loss) before income taxes	2,217	(2,115)	399	1,681
Income tax expense (benefit)	473	(436)	101	518

Net income (loss)	$1,744	$(1,679)	$298	$1,163

Earnings (loss) per common share (basic)	$0.08	$(0.09)	$-	$0.05
Earnings (loss) per common share (diluted)	$0.08	$(0.09)	$-	$0.05

Reconciliation of non-GAAP financial measure

Net income (loss)	$1,744	$(1,679)	$298	$1,163
Income tax expense (benefit)	473	(436)	101	518
Realized investment (gains) losses, net	(70)	62	(70)	72
Unrealized (gains) losses on equity securities, net	(494)	4,866	1,881	2,673

Non-GAAP operating income	$1,653	$2,813	$2,210	$4,426

Selected Balance Sheet Data	June 30, 2023	December 31, 2022

Total cash and investments	$252,209	$257,575
Insurance subsidiaries	245,520	251,378
Parent and other	6,689	6,197
Total assets	372,955	367,064
Insurance reserves and policyholder funds	209,304	202,651
Debt	36,738	35,747
Total shareholders’ equity	103,486	102,193
Book value per common share	4.80	4.74
Statutory capital and surplus
Life and health	35,650	36,672
Property and casualty	51,955	53,023